Exhibit 8.3

To: Taomee Holdings Limited

16/F, Building No. A-2

No. 1528 Gumei Road, Xuhui District

Shanghai 200233

People’s Republic of China

Re: Tax Matters in connetion with the Listing of Taomee Holdings Limited

May 18, 2011

Dear Sirs,

We are qualified lawyers of the People’s Republic of China (the “PRC”, for the purpose of this opinion, excluding the Hong Kong Special Administrative Region, Macao Special Administrative Region and the region of Taiwan) and as such are qualified to issue legal opinions on the PRC laws, regulations or rules effective on the date hereof (the “PRC Laws”).

We are acting as the PRC counsel for Taomee Holdings Limited (the “Company”), a company incorporated under the laws of the Cayman Islands to be listed on New York Stock Exchange (“NYSE”), in connection with the proposed listing (the “Listing”) of the Company.

This legal opinion (the “Opinion”) is furnished pursuant to the instructions of the Company on the captioned matters, and is delivered to the Company for the purposes of the Listing.

Capitalized terms used herein and not otherwise defined shall have the same meanings assigned to such terms in the Underwriting Agreement. As used herein, “Prospectuses” means the prospectus, including all amendments or supplements thereto, that form parts of the Registration Statement.

Our Opinion is subject to the following qualifications:

(a) this Opinion is limited to matters of the PRC Laws effective as the date hereof. We have not investigated, and we do not express or imply any opinion on accounting, auditing, or laws of any other jurisdiction.

(b) this Opinion is intended to be used in the context which is specially referred to herein and each section should be considered as a whole and no part should be extracted and referred to independently.

(c) for the purpose of the Listing, we consent to the filing with the SEC of this letter as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the regulations promulgated thereunder.

Based on the foregoing and subject to the qualifications set out above, we are of the opinion as of the issuance date of this opinion that:

1. as of the date hereof, the discussions of PRC taxation in the Prospectuses are true and accurate based on the PRC Laws; and

2. the “Taxation” section of the Registration Statement, along with discussions of PRC taxation in “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Regulation” sections of the Registration Statement sets forth the material tax consequences in relation to the investment in the Company’s ADSs or ordinary shares under PRC Laws.

Sincerely yours,

King & Wood PRC Lawyers

/s/ King & Wood PRC Lawyers

2